Exhibit 10.35

DOMTAR INC.

DEFERRED SHARE UNIT PLAN

FOR OUTSIDE DIRECTORS

December 2002

DEFERRED SHARE UNIT PLAN

FOR OUTSIDE DIRECTORS

1.	Purpose

The Plan has been established in order to provide deferred share units of Domtar Inc. to the outside directors in recognition of their contribution to the Corporation and as an integral part of their overall compensation. The deferred share units provided to the outside directors as part of their remuneration are intended to promote their identification with shareholder interests and to allow them to participate in the long-term success of Domtar.

2.	Definitions

For purposes of the Plan:

a.	“Board” means the Board of directors of Domtar Inc.;

b.	“Cash Compensation” means that portion of a director’s total annual compensation that is composed of his Board and committee annual retainer fees and attendance fees;

c.	“Committee” means the Nominating and Corporate Governance Committee of the Board;

d.	“Corporation” means Domtar Inc.;

e.	“Common Share” means a common share of Domtar Inc. traded on the secondary market;

f.	“Deferred Share Unit” means a unit, equivalent in value to a Common Share, credited by means of a bookkeeping entry in the books of the Corporation to an Eligible Director’s account pursuant to the terms and conditions of the Plan;

g.	“Due Date” means the last business day of March, June, September and December of the Corporation’s fiscal year, unless otherwise determined by the Committee;

h.	“Election Form” means a document substantially in the form of Schedule A to the Plan;

i.	“Eligible Director” means a person who is, at the relevant time, a director of the Corporation and who is not a full-time salaried officer or employee of the Corporation or any of its subsidiaries;

j.	“Market Value” on any particular day means the market value of one (1) Common Share on such day which, (i) for Eligible Directors resident in Canada, shall be calculated on the basis of the closing price for a common share on The Toronto Stock Exchange on that day, or if at least one (1) Common Share shall not have been traded on The Toronto Stock Exchange on that day, on the immediately preceding day for which at least one (1) Common Share was so traded, and (ii) for Eligible Directors resident in the United States, shall be calculated on the basis of the closing price for one (1) Common Share on the New York Stock Exchange on that day, or if at least one (1) common share shall not have been traded on the New York Stock Exchange on that day, on the immediately preceding day for which at least one (1) Common Share was so traded; or if, at any time, the Common Shares are no longer listed on such stock exchanges, then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a Common Share on the stock exchange on which the Common Shares are listed and had the greatest volume of trading on that particular day;

k.	“Participant” means a director or former director of the Corporation who has been credited with Deferred Share Units under the Plan;

l.	“Plan” means the Domtar Inc. Deferred Share Units Plan for Outside Directors, as amended from time to time;

m.	“Quarterly Cash Compensation” means the amount, expressed in dollars, representing 25% of the Cash Compensation which would, but for the Plan, be payable in cash on the last business day of March, June, September and December by the Corporation to an Eligible Director, or if, with respect to any Due Date, an Eligible Director has served during the applicable term as a member of the Board for a number of days that is less than the full quarter, the amount, expressed in dollars, which is the product of:

(i)	the quotient determined by dividing:

(a)	the number of days in the particular quarter during the term in which the Eligible Director served as a member of the Board, by

(b)	the aggregate number of days in the particular quarter, and

(ii)	the amount, expressed in dollars, of the Quarterly Cash Compensation which would otherwise have been payable for such quarter had the Eligible Director served as a member of the Board of the full quarter.

n.	“Termination Date” shall means the earliest date on which both of the following conditions are met:

(i)	the Participant has ceased to be a member of the Board or of the board of directors of any subsidiary of the Corporation for any reason whatsoever, including the death of a Participant; and

(ii)	the Participant is neither an employee of the Corporation or of a subsidiary of, nor a member of the Board or of the board of directors of any subsidiary of the Corporation.

o.	“Termination Value” means (i) for Eligible Directors resident in Canada, the average closing price of the Common Shares traded on The Toronto Stock Exchange during the five trading days preceding the Termination Date and (ii) for Eligible Directors resident in the U.S., the average closing price for the Common Shares traded on the New York Stock Exchange during the five trading days preceding the Termination Date.

3.	Effective Date of Plan

The effective date of the Plan shall be January 1, 1999.

4.	Replacement of Directors’ Stock Plan

The Plan replaces the Directors’ Stock Plan adopted in 1997.

5.	Administration of the Plan

Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law, (a) the Plan shall be administered by the Committee which shall have full authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make such determinations as it deems necessary or desirable for the administration of the Plan; and (b) all actions taken and decisions made by the Committee in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Eligible Directors, the Participants, and their beneficiaries and legal representatives.

6.	Allotment of Deferred Share Units

From time to time, the Board, upon the recommendation of the Committee, will determine a notional number of Deferred Share Units, which number shall be entered in the books of the Corporation on the Due Date to the account of each Eligible Director.

7.	Directors’ Fees

In addition to the Deferred Share Units allotted pursuant to Section 6, each Eligible Director may elect, with respect to any particular calendar year, to be paid up to one hundred percent (100%) of the Cash Compensation otherwise payable to such Eligible Director in cash in that calendar year in the form of Deferred Share Units. In order to elect to participate in the Plan with respect to any particular calendar year, an Eligible Director shall, on or before the date that is the last business day of the calendar year ending immediately before the particular calendar year to which the Cash Compensation relate (the “Election Expiry Date”), complete and deliver to the Corporation the Election

Form specifying, in percentage form (the “Elected Percentage”), the extent to which such Eligible Director elects to participate in the Plan for the particular calendar year. Such election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the Election Expiry Date.

In order for an Eligible Director to participate in the Plan in the calendar year in which such Eligible Director is first elected or appointed to the Board, the Eligible Director shall, before the earlier of: (i) the date that is thirty days after the date the Eligible Director is first elected or appointed to the Board; and (ii) the last business day of the particular quarter in which the Eligible Director is first elected or appointed to the Board, complete and deliver to the Corporation the Election Form specifying the Eligible Director’s Elected Percentage. Such election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the earlier of (i) or (ii) above.

If no election is made, and no prior election remains effective, the Eligible Director shall be deemed to have elected to receive his Cash Compensation in cash.

8.	Taxes

The Corporation shall be authorized to deduct from any amount paid or credited hereunder such taxes and other amounts as it may be required by law to withhold, in such manner as it determines.

9.	Number of Deferred Share Units

During the fiscal year, the number of Deferred Share Units to be credited in the books of the Corporation to the account of an Eligible Director on a Due Date shall be:

a.	the number of Deferred Share Units that the Committee has determined pursuant to Section 6; and

b.	with respect to the Quarterly Cash Compensation, the number of Deferred Share Units (including fractional Deferred Share Units calculated to four decimal points) as is obtained by dividing the dollar amount that the director has elected to be paid in Deferred Share Units pursuant to Section 7 by the Market Value on the relevant Due Date.

The grant of Deferred Share Units for a fiscal year to an Eligible Director shall be evidenced by an agreement in writing between the Eligible Director and the Corporation.

10.	Credits for Dividends

A Participant’s account shall be credited with dividend equivalents in the form of additional Deferred Share Units when normal cash dividends are paid on Common Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Deferred Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Market Value of a Common Share on the dividend payment date for such dividend, with fractions computed to four decimal places.

11.	Reporting of Deferred Share Units

Statement of the Deferred Share Unit accounts will be provided to the Participants on a regular basis.

12.	Payment of Deferred Share Units

A Participant shall receive, not later than the 31st of January following the end of the year during which the Participant’s Termination Date occurred, a lump sum payment in cash equal to the number of Deferred Share Units recorded in the Participant’s account on the Termination Date multiplied by the Termination Value of the Common Shares or, if the Participant so elects, a number of Common Shares to be purchased on the open market equal to the number of Deferred Share Units then recorded in the Participant’s account, less in either case any applicable withholding tax. Upon payment in full of the Deferred Share Units, the Deferred Share Units shall be cancelled.

If a director becomes a full-time salaried officer or employee of the Corporation or any of its subsidiaries, such director’s eligibility will be suspended and the payment date for the Deferred Share Units will be the later of the date of cessation of employment with the Corporation or any of its subsidiaries, or the Termination Date.

In cases of Participants who are citizens or residents of a country other than Canada, the Corporation shall have the right, in its sole discretion, to pay entirely in cash the value, as computed under the Plan, of a Participant’s Deferred Share Unit entitlement (less any applicable withholdings), should it deem the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of, or payment in, Common Shares too onerous to it or to the Participant.

13.	Adjustment to Deferred Share Units

In the event of the declaration of any stock dividend, a subdivision, consolidation, reclassification, exchange, or other change with respect to the Common Shares, or a merger, consolidation, spin-off, or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, then the accounts of each Eligible Director and Deferred Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to reflect the event. However, no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no Deferred Share Units will be granted to or in respect of such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares.

14.	Rights of Participants

Except as specifically set out in the Plan, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

Under no circumstances shall Deferred Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of the purchase of such Common Shares on the open market.

Neither the Plan nor any grant hereunder shall be construed as granting a Participant a right to be retained as a member of the Board or as a member of the board of directors of any Subsidiary or a claim or right to any future grants of Deferred Share Units.

15.	Death of Participant

In the event of a Participant’s death, any and all Deferred Share Units then credited to the Participant’s account shall become payable to the Participant’s estate in accordance with the terms of the Plan.

16.	Withholding Taxes

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

17.	Unfunded Plan

Unless otherwise determined by the Committee and approved by the Board, the Plan shall be unfunded until payment of the Deferred Share Units.

The Corporation’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets and no Participant or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to the Deferred Share Units credited hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation shall be deemed to be secured by any lien of, or encumbrance on, any property of the Corporation,

18.	Amendment, Suspension or Termination of Plan

Except for Section 6 herein, which may not be amended without the approval of the Board, the Committee may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan. However, any such amendment, suspension or termination shall not adversely affect the accrued rights of any Eligible Director or Participant at the time of such amendment, suspension or termination, without the consent of the affected Eligible Director or Participant.

If the Board terminates the Plan, no new Deferred Share Units (other than Deferred Share Units referred to in Sections 10 and 13) will be credited to the account of an Eligible Director, but previously credited Deferred Share Units shall remain outstanding, be entitled to dividend equivalents as provided under Section 10 and to adjustments as provided under Section 13, and be paid in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally terminate for all purposes when the last remaining Participant receives payment of all Deferred Share Units recorded in the Participant’s account.

19.	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted authority. Should the Corporation, in its sole discretion, determine that it is not feasible to honour an election in favour of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on before-tax basis).

20.	General Restrictions

Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged, or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

21.	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Québec and any laws of Canada applicable therein.